Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Gerard Laurain	Jim Polson:
(312) 384-8041	1-866-268-4744

Neutral Tandem Announces Third Quarter 2010 Financial Results and

Updates Full Year 2010 Financial Estimates to Reflect Tinet Acquisition

Third Quarter 2010 Highlights

•	Revenue of $46.5 million, an increase of 3.9% from $44.7 million in Q3’09

•	Adjusted EBITDA (as defined below) of $19.9 million, a decrease of 11.0% from $22.3 million in Q3’09

•	Net income of $9.6 million, a decrease of 13.7%, compared to $11.1 million for Q3’09

•	Billed minutes of 27.9 billion, an increase of 21.7% over Q3’09

CHICAGO, November 9, 2010 – Neutral Tandem, Inc. (NASDAQ: TNDM), a leading provider of global interconnection services, today announced its third quarter 2010 financial results.

“We are pleased with our financial results in what was an exciting quarter for Neutral Tandem,” said Rian Wren, Chief Executive Officer of Neutral Tandem. “With our acquisition of Tinet on October 1, 2010, we evolved from being a primarily U.S. voice interconnection company into being a global IP-based network services company focused on delivering global connectivity for a variety of media, including voice, data and video. We are excited about having the capability to provide these services to the global wholesale communications marketplace, which we believe will enable us to drive growth for our stockholders going forward.”

Third Quarter Results

Revenue increased 3.9% to $46.5 million for the three months ended September 30, 2010, compared to $44.7 million during the three months ended September 30, 2009. The increase in third quarter 2010 revenue was primarily related to an increase in the number of minutes carried over our network as compared to the third quarter of 2009.

Billed minutes increased 21.7% to 27.9 billion minutes for the three months ended September 30, 2010, compared to 23.0 billion minutes for the three months ended September 30, 2009.

Network and facilities expenses for the three months ended September 30, 2010 were $16.1 million, compared to $13.1 million for the three months ended September 30, 2009. This increase was largely due to greater traffic volumes carried over our network and an increase in our network capacity. Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $12.9 million for the three months ended September 30, 2010, compared to $10.8 million for the three months ended September 30, 2009. The increase primarily resulted from higher employee expenses, including additional headcount, as well as transaction expenses of $1.2 million related to the Tinet acquisition. Depreciation and amortization expense was $4.2 million for the three months ended September 30, 2010, compared to $3.5 million for the three months ended September 30, 2009. This increase was primarily a result of adding equipment to our switch locations.

Income from operations for the three months ended September 30, 2010 was $13.3 million, or 28.7% of revenue, compared to $17.3 million for the three months ended September 30, 2009, or 38.7% of revenue.

Pretax income for the three months ended September 30, 2010 was $15.3 million, compared to a pretax income of $17.5 million for the three months ended September 30, 2009.

Income tax expense for the three months ended September 30, 2010 was $5.7 million, compared to $6.4 million for the three months ended September 30, 2009. The effective tax rate for the three months ended September 30, 2010 was approximately 37.4% compared to an effective tax rate of approximately 36.5% for the three months ended September 30, 2009. The 2010 estimated effective tax rate is higher than the 2009 tax rate primarily due to a lower Illinois EDGE credit tax benefit and lower tax exempt municipal interest recognized in 2010.

Net income for the three months ended September 30, 2010 was $9.6 million, or $0.29 per diluted share, compared to $11.1 million, or $0.32 per diluted share, for the three months ended September 30, 2009. The decrease in net income was primarily due to increased network expense, employee expenses, professional fees and depreciation expense. Included in the net income results for the three months ended September 30, 2010 were pre-tax charges of $1.2 million for transaction expenses related to the Tinet acquisition and a $1.9 million pre-tax other income gain associated with two forward currency exchange contracts in effect at September 30, 2010.

Adjusted EBITDA, a non-GAAP financial measure, for the three months ended September 30, 2010 was $19.9 million, down 11.0% compared to $22.3 million for the three months ended September 30, 2009. Adjusted EBITDA margin, a non-GAAP financial measure, for the three months ended September 30, 2010 was 42.7%, down from 49.9% for the three months ended September 30, 2009. The decrease in Adjusted EBITDA margin was primarily related to higher network expenses, employee expenses and transaction expenses of $1.2 million related to the Tinet acquisition. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and a reconciliation to net income.

We expanded our footprint by commencing operations in 12 new markets for the three months ended September 30, 2010. We operated in 167 markets as of September 30, 2010, as compared to 128 markets as of September 30, 2009.

Business Outlook

Including the financial estimates of our new subsidiary Tinet, and taking into account actual results for the first nine months of 2010 and management’s current belief about minute-based revenue trends, expenses and the competitive environment, Neutral Tandem now estimates:

•	Revenue for the full year of 2010 is expected to be between $199 million and $201 million.

•

Adjusted EBITDA, a non-GAAP financial measure, for the full year of 2010 is expected to be between $82 million and $83 million. Adjusted EBITDA will exclude non-cash share based employee compensation but will include approximately $4 million of transaction expense related to the Tinet acquisition.

•	Neutral Tandem’s billed minutes for the full year of 2010 are estimated to be at the lower end of our previous estimated range of 109 billion minutes to 118 billion minutes.

•	Capital expenditures for the full year of 2010 are expected to be between $18 million and $20 million.

•	Neutral Tandem to commence voice operations in 36 new U.S. markets in 2010, which is consistent with our previous estimate.

As stated in the introduction to this section, the above are the combined financial estimates of both Tinet and Neutral Tandem.

Conference Call & Web Cast

The third quarter conference call will be held on Tuesday, November 9, 2010 at 9:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the company’s corporate web site at www.neutraltandem.com. Participants can also access the call by dialing 877-941-0844 (within the United States and Canada), or 480-629-9645 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (ET) on Thursday, December 9, 2010. To access the replay, dial 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers) and enter the conference ID number: 4378632#.

Cautions Concerning Forward Looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include any expectations relating to earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; factors that may affect our operating results; statements concerning new products or services; statements related to future capital expenditures; statements related to future economic conditions or performance; statements as to industry trends and other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing. These statements are often identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” or “will,” and similar expressions or variations. These statements are based on the beliefs and assumptions of our management based on information currently available to them. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation affecting the telecommunications industry; the effects of competition, including direct connects; the ability to develop and provide new services; technological developments; natural or man-made disasters; the impact of current or future litigation; the ability to attract, develop and retain executives and other qualified employees; the ability to obtain and protect intellectual property rights; changes in general economic or market conditions; the possibility that the expected efficiencies and cost savings from the Tinet acquisition will not be realized, or will not be realized within the expected time period; the risk that our business and the Tinet business will not be integrated successfully; disruption from the Tinet acquisition making it more difficult to maintain business and operational relationships; risks associated with our ability to successfully develop and market international voice services and Ethernet interconnection services, including but not limited to identifying, obtaining, operating and maintaining attractive network switch sites, equipment, software and business support systems, such as our Ethernet Exchange web portal, cost estimation errors or overruns, interconnection delays, material delays or shortages, our inability to obtain necessary third party rights or permits on a timely basis, if at all, and other factors, including the impact of regulation, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market international voice and Ethernet interconnection services; foreign currency fluctuations; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2009 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Neutral Tandem, Inc.

Headquartered in Chicago, Neutral Tandem, Inc. provides voice, data and video interconnection services worldwide. Neutral Tandem recently acquired Tinet, a global carrier exclusively committed to the IP Transit and Ethernet wholesale market. The acquisition combines Neutral Tandem’s interconnection services for wireless, wireline, cable and broadband companies with Tinet’s global IP backbone. Together with Tinet, Neutral Tandem provides voice, IP Transit and Ethernet solutions to carriers, service providers, and content management firms worldwide. Operating 14 Ethernet Exchanges, the company is now the largest Ethernet Exchange provider in the U.S., a top 10 global IPv4 backbone provider and the number one IPv6 network worldwide. Please visit Neutral Tandem’s website at: www.neutraltandem.com and follow us on Twitter @NeutralTandem. Please also visit Tinet’s website at: www.tinet.net

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenue	$46,454	$44,692	$136,040	$124,176

Operating expense:
Network and facilities expense (excluding depreciation and amortization)	16,109	13,093	45,044	36,987
Operations	5,921	4,991	17,155	14,795
Sales and marketing	568	467	1,613	1,465
General and administrative	6,369	5,375	19,429	12,468
Depreciation and amortization	4,180	3,506	12,223	10,746
Gain on disposal of fixed assets	(7)	(28)	(74)	(53)

Total operating expense	33,140	27,404	95,390	76,408

Income from operations	13,314	17,288	40,650	47,768

Other (income) expense
Interest expense, including debt discount of $0, $8, $0 and $52, respectively	—	49	4	276
Interest income	(50)	(159)	(176)	(707)
Other (income) expense	(1,915)	(65)	(2,126)	(306)

Total other income	(1,965)	(175)	(2,298)	(737)

Income before income taxes	15,279	17,463	42,948	48,505
Provision for income taxes	5,716	6,377	16,417	17,701

Net income	$9,563	$11,086	$26,531	$30,804

Net income per share:
Basic	$0.29	$0.33	$0.80	$0.93
Diluted	$0.29	$0.32	$0.79	$0.91

Weighted average number of shares outstanding:
Basic	33,068	33,494	33,164	33,017

Diluted	33,506	34,181	33,616	33,849

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$204,827	$161,411
Receivables	22,360	24,836
Deferred income taxes-current	1,710	800
Other current assets	6,354	18,912

Total current assets	235,251	205,959
Property and equipment—net	48,306	49,679
Restricted cash	907	440
Other assets	486	512

Total assets	$284,950	$256,590

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,790	$1,235
Accrued liabilities:
Taxes payable	695	429
Circuit cost	6,174	4,012
Rent	1,181	1,073
Payroll and related items	2,891	1,914
Other	3,102	2,704
Current installments of long-term debt	—	235

Total current liabilities	16,833	11,602

Deferred income taxes-noncurrent	3,631	4,157

Total liabilities	20,464	15,759
Commitments and contingencies
Shareholders’ equity:
Preferred stock—par value of $.001; 50,000,000 authorized shares; no shares issued and outstanding at September 30, 2010 and December 31, 2009	—	—
Common stock—par value of $.001; 150,000,000 authorized shares; 33,108,868 shares and 33,628,501 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	33	34
Additional paid-in capital	168,506	171,381
Retained earnings	95,947	69,416

Total shareholders’ equity	264,486	240,831

Total liabilities and shareholders’ equity	$284,950	$256,590

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2010	2009
Cash Flows From Operating Activities:
Net income	$26,531	$30,804
Adjustments to reconcile net cash flows from operating activities:
Depreciation and amortization	12,223	10,746
Deferred income taxes	(1,436)	(636)
Gain on disposal of fixed assets	(74)	(53)
Non-cash share-based compensation	7,185	3,404
Amortization of debt discount	—	52
Changes in fair value of ARS	(923)	(887)
Changes in fair value of ARS Rights	712	581
Changes in fair value of currency contracts	(1,915)	—
Excess tax deficiency (benefit) from share-based compensation	301	(9,013)
Changes in assets and liabilities:
Receivables	2,476	(5,244)
Other current assets	(2,441)	1,159
Other noncurrent assets	26	48
Accounts payable	228	757
Accrued liabilities	3,610	13,636

Net cash flows from operating activities	46,503	45,354

Cash Flows From Investing Activities:
Purchase of equipment	(9,530)	(9,859)
Proceeds from sale of equipment	81	55
Increase in restricted cash	(467)	—
Proceeds from the redemption of ARS	17,125	1,550

Net cash flows from investing activities	7,209	(8,254)

Cash Flows From Financing Activities:
Proceeds from the issuance of common shares associated with stock option exercise	49	4,254
Shares withheld for employee taxes paid	(253)	—
Excess tax benefit (deficiency) from share-based compensation	(301)	9,013
Payments made for repurchase of common stock	(9,556)	—
Principal payments on long-term debt	(235)	(2,550)

Net cash flows from financing activities	(10,296)	10,717

Net Increase In Cash And Cash Equivalents	43,416	47,817
Cash And Cash Equivalents—Beginning	161,411	110,414

Cash And Cash Equivalents—End	$204,827	$158,231

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$242	$624

Cash paid for taxes	$19,063	$7,656

Non-cash investing activity—Accrued purchases of equipment	$2,373	$1,454

Non-cash financing activity—Issuance of common stock in connection with share vesting	$930	$—

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA”, which is a non-GAAP financial measure. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate non-cash share-based compensation and other income on currency contracts. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense, non-cash share-based compensation and other income on currency contracts. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

The following is a reconciliation of net income to EBITDA and Adjusted EBITDA:

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended December 31,
	2010	2009	2010	2009	2010 (1)

Net income	$9,563	$11,086	$26,531	$30,804	$39,500
Interest expense(income), net	(50)	(110)	(173)	(431)	(500)
Provision for income taxes	5,716	6,377	16,417	17,701	22,000
Depreciation and amortization	4,180	3,506	12,223	10,746	16,500

EBITDA	$19,409	$20,859	$54,998	$58,820	$77,500
Other income on currency contracts	(1,915)	—	(1,915)	—	—
Non-cash share-based compensation	2,361	1,464	7,185	3,404	11,000

Adjusted EBITDA	$19,855	$22,323	$60,268	$62,224	$88,500

(1)	This reconciliation is based on the midpoint of the guidance range announced in our February 16, 2010 press release.